Exhibit 3.1.3


                             ARTICLES SUPPLEMENTARY
                                       OF
                        FELCOR LODGING TRUST INCORPORATED


         FELCOR LODGING TRUST INCORPORATED, a Maryland corporation (hereinafter, the "Company"), hereby certifies as follows:

         FIRST: According to the Charter of the Company, the Company has authority to issue 200,000,000 shares of Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share, and the Board of Directors of the Company on April 11, 1996, classified 6,900,000 unissued shares of the Preferred Stock as "$1.95 Series A Cumulative Convertible Preferred Stock" and on March 5, 1998, reclassified 850,000 shares thereof as authorized but unissued Preferred Stock without designation as to class or series, thus reducing the number of authorized shares of $1.95 Series A Cumulative Convertible Preferred Stock to 6,050,000.

         SECOND: Under the authority of the Board of Directors of the Company set forth in Article V of the Charter of the Company, which authority was properly delegated by the Board of Directors of the Company on March 10, 2004, to the Executive Committee of the Board of Directors, the Executive Committee on March 30, 2004 classified 4,600,000 additional unissued shares of the Company's Preferred Stock, par value $0.01 per share, as "$1.95 Series A Cumulative Convertible Preferred Stock." As a result, the aggregate number of authorized shares of $1.95 Series A Cumulative Convertible Preferred Stock is increased to 10,650,000.

         THIRD: The additional 4,600,000 shares of $1.95 Series A Cumulative Convertible Preferred Stock shall be subject in all respects to the terms and conditions of the Company's Charter and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption that are applicable to the existing shares of $1.95 Series A Cumulative Convertible Preferred Stock as set forth in the Articles Supplementary of the Company accepted for record by the State Department of Assessments and Taxation of the State of Maryland on May 2, 1996, except that dividends on such additional shares shall be cumulative from the first day of the earliest Dividend Period for which dividends on previously outstanding shares of $1.95 Series A Cumulative Convertible Preferred Stock have not been authorized.

         FOURTH: The total number of shares of capital stock that the Company has authority to issue is (i) 200,000,000 shares of Common Stock, par value of $0.01 per share, and (ii) 20,000,000 shares of Preferred Stock, par value of $0.01 per share, of which 10,650,000 shares have been designated as $1.95 Series A Cumulative Convertible Preferred Stock and 67,758 shares have been designated as 9% Series B Cumulative Convertible Preferred Stock.



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         IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf this 31st day of March, 2004, by its President who acknowledges that these Articles Supplementary are the act of the Company and that, to the best of his knowledge, information and belief and under the penalties of perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

                                 FELCOR LODGING TRUST INCORPORATED


                                 /s/ Thomas J. Corcoran, Jr.
                                 ----------------------------------------
                                 Thomas J. Corcoran, Jr.,
                                 President and Chief Executive Officer

(Corporate Seal)                 Attest:


                                 By:   /s/ Lawrence D. Robinson
                                    --------------------------------------
                                    Lawrence D. Robinson,
                                    Executive Vice President, General Counsel,
                                    and Secretary






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